DRAFT
44469/0841
9/23/02/TLP/229852.1












                           REAL ESTATE SALE AGREEMENT

                       South San Francisco Business Center
                         South San Francisco, California







     SELLER:     EOP - INDUSTRIAL PORTFOLIO, L.L.C.





     PURCHASER:  BEDFORD PROPERTY INVESTORS, INC.





                                  July 17, 2002

                                TABLE OF CONTENTS

                                                                            Page
1.   PURCHASE AND SALE OF PROPERTY.                           1
2.   PURCHASE PRICE.                                          1
3.   EARNEST MONEY.                                           1
4.   EVIDENCE OF TITLE.                                       1
5.   CLOSING.                                                 1
     5.1  Seller's Extension and Termination Rights; Purchaser's Right
          of First Refusal.                                   1
          5.1.1 Initial Extension Period.                     1
          5.1.2 Additional Extension Periods.                 1
          5.1.3 Right of First Refusal.                       1
     5.2  Seller's Closing Deliveries.                        1
     5.3  Purchaser's Closing Deliveries.                     1
     5.4  Closing Prorations and Adjustments.                 1
          5.4.1 Taxes.                                        1
          5.4.2 Rent.                                         1
          5.4.3 Costs Relating to New Leases.                 1
          5.4.4 Security Deposits; Utility Deposits.          1
          5.4.5 Utilities.                                    1
          5.4.6 Service Contracts.                            1
          5.4.7 Fees Payable.                                 1
          5.4.8 Tenant Inducement Costs and Leasing Commissions.1
     5.5  Tenant Reimbursements.                              1
          5.5.1 For the Calendar Year of the Closing.         1
          5.5.2 For Prior Calendar Years.                     1
     5.6  Reservation of Rights to Contest.                   1
     5.7  Transaction Costs.                                  1
6.   CASUALTY LOSS AND CONDEMNATION.                          1
7.   BROKERAGE.                                               1
8.   DEFAULT AND REMEDIES.                                    1
     8.1  Purchaser's Remedies.                               1
     8.2  Seller's Remedies.                                  1
     8.3  Post-Closing Remedies.                              1
9.   CONDITIONS PRECEDENT.                                    1
     9.1  Due Diligence Period.                               1
     9.2  Document Delivery.                                  1
     9.3  Estoppel Certificates.                              1
     9.4  Accuracy of Seller's Representations and Warranties.  1
     9.5  Title Insurance.                                    1
10.  REPRESENTATIONS, WARRANTIES AND COVENANTS.               1
     10.1 Seller's Representations and Warranties.            1
          10.1.1 Organization and Authority.                  1
          10.1.2 No Conflict.                                 1
          10.1.3 Condemnation.                                1
          10.1.4 Litigation.                                  1
          10.1.5 No Bankruptcy.                               1
          10.1.6 Delivery of Written Materials.               1
          10.1.7 Leasing Agreements.                          1
          10.1.8 Violations.                                  1
          10.1.9 Leases.                                      1
          10.1.10 Environmental.                              1
     10.2 Representations Remade.                             1
     10.3 Covenants.                                          1
          10.3.1 New Leases.                                  1
          10.3.2 Service Contracts.                           1
          10.3.3 Operations.                                  1
          10.3.4 Other Agreements.                            1
          10.3.5 Notices.                                     1
     10.4 Purchaser's Representations and Warranties.         1
          10.4.1 ERISA.                                       1
          10.4.2 Organization and Authority.                  1
          10.4.3 No Conflict.                                 1
          10.4.4 No Bankruptcy.                               1
     10.5 Survival.                                           1
11.  LIMITATION OF LIABILITY.                                 1
12.  MISCELLANEOUS.                                           1
     12.1 Entire Agreement.                                   1
     12.2 Assignment.                                         1
     12.3 Modifications.                                      1
     12.4 Time of Essence.                                    1
     12.5 Governing Law.                                      1
     12.6 Notices.                                            1
     12.7 "AS IS" SALE.                                       1
     12.8 Trial by Jury.                                      1
     12.9 Confidentiality.                                    1
     12.10                                                    Reports.
          1
     12.11
          Reporting Person.                                   1
     12.12                                                    Section
          1031 Exchange.                                      1
     12.13                                                    Press
          Releases.                                           1
     12.14
          Counterparts.                                       1
     12.15
          Construction.                                       1
     12.16
          Attorneys' Fees.                                    1

                           REAL ESTATE SALE AGREEMENT
                       South San Francisco Business Center


     THIS REAL ESTATE SALE AGREEMENT (this "Agreement") is made effective as of July 17, 2002 (the "Effective Date"), by and between EOP - INDUSTRIAL PORTFOLIO, L.L.C., a Delaware limited liability company ("Seller"), and BEDFORD PROPERTY INVESTORS, INC., a Maryland corporation ("Purchaser"). In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

     1.   PURCHASE AND SALE OF PROPERTY.

        Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser a certain parcel of improved real estate (the "Real Property") located in South San Francisco, California, as more particularly described in attached Exhibit A, together with (a) all buildings and improvements owned by Seller, and any and all of Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto (the "Improvements"); (b) Seller's right, title and interest in and to the leases, occupancy agreements and license agreements affecting the Property or any part thereof (the "Leases"); (c) all furniture, furnishings, fixtures, equipment and other tangible personal property owned by Seller, located on the Property and used solely in connection therewith (the "Tangible Personal Property"), a list of which is attached hereto as Exhibit B; and (d) all right, title and interest of Seller under any and all of the maintenance, service, leasing, brokerage, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (the "Service Contracts"), a list of which is attached hereto as Exhibit C; all to the extent applicable to the period from and after the Closing (as defined in
Section 4 below), except as expressly set forth to the contrary in this Agreement. Items (a) through (d) above, together with the Real Property, are collectively referred to in this Agreement as the "Property"; provided, however, the term "Property" expressly excludes all property owned by tenants or other users or occupants of the Property, all rights with respect to any refund of taxes applicable to any period prior to the Closing Date (as defined in Section 4 below), all rights to any insurance proceeds or settlements for events occurring prior to Closing (subject to Section 6 below).

     2.   PURCHASE PRICE.

        The total consideration to be paid by Purchaser to Seller for the Property is Twenty-Two Million Dollars ($22,000,000.00) (the "Purchase Price").

     3.   EARNEST MONEY.

        Within two (2) business days of the Effective Date, Purchaser shall deliver to First American Title Insurance Company ("Escrow Agent") the sum of Two Hundred Thousand Dollars ($200,000.00) in immediately available funds (the "Initial Earnest Money") to be received pursuant to the Escrow Agreement attached hereto as Exhibit D. If Purchaser elects to continue this Agreement after the expiration of the Due Diligence Period (as hereinafter defined), then Purchaser shall deliver to Escrow Agent the additional sum of Two Hundred Thousand Dollars ($200,000.00) in immediately available funds (the "Additional Earnest Money") within two (2) business days after the expiration of the Due Diligence Period. The Initial Earnest Money and the Additional Earnest Money, together with any interest earned thereon and net of investment costs, are referred to in this Agreement as the "Earnest Money." The Earnest Money shall be invested as Purchaser directs. Any and all interest earned on the Earnest
Money shall be reported to Purchaser's federal tax identification number. Except as expressly set forth herein to the contrary, the Earnest Money shall be refunded to Purchaser upon the expiration of the Due Diligence Period, and the Agreement terminated, if Purchaser does not notify Seller in writing on or before the expiration of the Due Diligence Period that Purchaser elects to continue with the transaction. Notwithstanding the foregoing, if the transaction fails to close because of Seller's default under this Agreement or failure of a condition precedent to Purchaser's obligation to close, the Earnest Money shall be returned to Purchaser. If the transaction closes in accordance with the terms of this Agreement, then Escrow Agent shall deliver the Earnest Money to Seller at Closing as payment toward the Purchase Price.

     4.   EVIDENCE OF TITLE.

        Seller has heretofore caused to be delivered to Purchaser (a) a current commitment for an ALTA Owner's Title Insurance Policy (the "Title Commitment"), in the amount of the Purchase Price, issued by First American Title Insurance
Company (the "Title Insurer"), (b) available copies of all title exception documents referred to in the Title Commitment, and (c) any existing survey of the Real Property and the Improvements in Seller's possession, if any (the "Survey"). At Closing, Purchaser shall cause the Title Commitment to be updated, subject only to those exceptions which are more fully described on attached Exhibit E and exceptions which become Permitted Exceptions pursuant to this Section 4 (collectively, the "Permitted Exceptions"). In addition, Seller shall at its sole cost and expense arrange for the preparation of a current survey (or update of the existing Survey) with respect to the Property (the "Updated Survey") and cause the Updated Survey to be delivered to Purchaser and Title Insurer not later than twenty (20) days after the Effective Date. The Updated Survey shall be made in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA, ACSM and NSPS and in a form sufficient to enable the Title Insurer to issue the title insurance set forth in Section 9.5. If the Title Commitment (or update thereof) and Updated Survey disclose exceptions or matters other than those Permitted Exceptions which are listed on Exhibit E, then five (5) business days after its receipt of both, Purchaser shall notify Seller of any such exceptions or matters to which it objects. Any such exceptions or matters not objected to by Purchaser as aforesaid shall become "Permitted Exceptions". If Purchaser objects to any such exceptions or matters, Seller shall have until five (5) days after it receives notice of Purchaser's objections) to give notice to Purchaser of which of such exceptions or matters, if any, it will cause to be removed (which removal may be by way of waiver or endorsement by the Title Insurer, subject to Purchasers' reasonable approval) ("Seller's Title Notice"). Seller shall remove all exceptions relating to deeds of trust, mortgages, or mechanics' liens which can be removed by the payment of a liquidated sum. If Seller does not agree to cause the removal of any other such exceptions or matters as aforesaid, Purchaser shall have the election, upon notice to Seller delivered not later than three (3) business days after receipt of Seller's Title Notice, and notwithstanding that Purchaser has previously provided its approval of due diligence matters under Section 9.1, as Purchaser's sole and exclusive remedy, to either (i) waive the unsatisfied objections and close, or (ii) terminate this Agreement and obtain a return of the Earnest Money. If Purchaser elects to continue this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions and matters (in which event, all such exceptions and matters shall be deemed "Permitted Exceptions"), otherwise Purchaser will be deemed to have elected option (ii), above.

     5.   CLOSING.

       Subject to Seller's extension and termination rights set forth below, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of the transaction contemplated by this Agreement (the "Closing") shall occur no later than the date that is forty-five (45) days after the Effective Date (such day being sometimes referred to as the "Closing Date"), through escrow at the offices of Title Insurer.

          5.1 Seller's Extension and Termination Rights; Purchaser's Right of First Refusal.

        Seller shall have the right to extend the Closing Date and/or to terminate this Agreement, and Purchaser shall have a first refusal right respecting the Property, upon the terms and conditions set forth in this Section.

               5.1.1          Initial Extension Period.

        Seller shall have the right to extend the Closing Date, from time to time, by notice to Purchaser given on or before the date that is fifteen (15) days before the then scheduled Closing Date, to a date set forth in such notice not later than September 30, 2002 (the "Initial Extension Period"). In addition, Seller may terminate this Agreement upon (a) notice to Purchaser given at any time during the Initial Extension Period and (b) payment to Purchaser of a fee in an amount equal to Purchaser's actual documented out-of-pocket due diligence costs incurred in connection with Purchaser's due diligence investigations of the Property, not to exceed Fifty Thousand Dollars ($50,000.00) (the "Reimbursement"). Upon such termination, the Earnest Money shall be returned to Purchaser by Escrow Agent and the parties shall have no further rights or obligations hereunder, except for obligations that expressly survive termination of this Agreement.

               5.1.2          Additional Extension Periods.

        Seller shall have the right to further extend the Closing Date for three
(3) successive extension periods of thirty-six (36) days each (the "Additional Extension Periods"), commencing upon expiration of the Initial Extension Period or the immediately preceding Additional Extension Period, as the case may be, upon (a) notice to Purchaser given at least three (3) business days prior to the then scheduled Closing Date and (b) payment to Purchaser of a nonrefundable option payment in the amount of Fifty Thousand Dollars ($50,000.00) for each Additional Extension Period (each, an "Option Payment"). During any Additional Extension Period, Seller may terminate this Agreement upon (a) notice to Purchaser and (b) payment to Purchaser of a termination fee in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Termination Fee"). Upon such termination, the Earnest Money shall be returned to Purchaser by Escrow Agent and the parties shall have no further rights or obligations hereunder, except for obligations that expressly survive termination of this Agreement.

               5.1.3          Right of First Refusal.

        Should Seller terminate this Agreement during the Initial Extension Period or any Additional Extension Period as provided above, Purchaser shall, during the twenty-four (24)-month period immediately following the date of such termination, be granted a right of first refusal (the "First Refusal Right") to match in all respects any bona fide third party purchase offer received by and acceptable to Seller for the Property; provided, however, that if the First Refusal Right is exercised by Purchaser during the six (6)-month period immediately following the date of such termination, (a) Purchaser shall not be required to pay a purchase price for the Property that is in excess of the Purchase Price herein, and (b) at the Closing of such transaction, Purchaser shall refund to Seller, through escrow, the Termination Fee. Purchaser shall have ten (10) days following notice from Seller of Seller's intent to accept any bona fide third party purchase offer for the Property to exercise the First Refusal Right, and Purchaser's failure to do so shall be deemed a waiver thereof. The provisions of this Section shall survive the termination of this Agreement by Seller.

          5.2  Seller's Closing Deliveries.
        At Closing, Seller shall execute (as necessary) and deliver to Purchaser (either through escrow or as otherwise provided below) each of the documents described below: (a) one (1) original Grant Deed, in form acceptable to the Title Insurer, warranting title to the Real Property against all persons claiming by, through or under Seller, but not otherwise, subject to the exceptions listed on attached Exhibit F (the "Deed"); (b) two (2) original counterparts of the Bill of Sale and Assignment of Leases and Contracts in the form attached hereto as Exhibit G (the "General Assignment"); (c) one (1) original notice letter to tenants in the form attached hereto as Exhibit H; (d) one (1) non-foreign affidavit, in the form attached hereto as Exhibit J, and one
(1) California Form 597-W in the form attached hereto as Exhibit K; (e) two (2) original counterparts of the Closing Statement (as hereinafter defined); (f) such transfer tax forms as are required by law ("Transfer Documents"); and (g) assignments of Seller's rights to any security deposits which are not in the form of cash. The Closing Statement may be signed in facsimile counterparts on the Closing Date. To the extent available, Seller shall, as soon as practicable after the Closing, deliver to Purchaser all of the original Leases, Service
Contracts, and all plans and specifications, contracts, licenses and permits pertaining to the Property.

          5.3  Purchaser's Closing Deliveries.

        At Closing Purchaser shall deliver or cause to be delivered to Seller executed counterparts of the General Assignment, the Closing Statement and the Transfer Documents, together with the balance of the Purchase Price and such evidence of Purchaser's power and authority as Seller may reasonably request.

          5.4  Closing Prorations and Adjustments.

        The provisions of this Section shall survive the Closing. Seller shall prepare a statement of the prorations and adjustments required by this Agreement (the "Closing Statement"), and submit it to Purchaser for approval at least one
(1) business day prior to the Closing Date. The items listed below are to be equitably prorated or adjusted as of the close of business on the Closing Date, it being understood that for purposes of prorations and adjustments, Purchaser shall be deemed the owner of the Property on the Closing Date and Seller shall be deemed the owner of the Property as of the day prior to the Closing Date.

               5.4.1          Taxes.

       Real estate and personal property taxes and assessments not paid directly by tenants pursuant to the Leases shall be prorated for the period for which such taxes and assessments are assessed, regardless of when payable, on the basis of the number of days in such period the Property will have been owned by Seller and Purchaser, respectively. If the current tax bill is not available at Closing, then the proration shall be made on the basis of the most recent ascertainable tax bill. Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the fiscal year in which Closing occurs have been determined but have not been paid before Closing, Seller shall be charged and Purchaser shall be credited at Closing with an amount equal to that portion of such taxes and assessments which relates to the period before the date of Closing, and Purchaser shall pay the taxes and assessments prior to the same becoming delinquent.

               5.4.2          Rent.

        The "minimum" or "base" rent paid by tenants under the Leases for the calendar month in which the Closing occurs shall be prorated on the basis of the number of days of such month the Property will have been owned by Purchaser and Seller, respectively. There shall be no proration of any such rent which is delinquent as of the Closing Date. Rather, Purchaser shall cause any such delinquent rent for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all such delinquent rent. Purchaser shall include the amount of delinquent rent in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for two (2) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. After such two (2) month period, Seller may pursue remedies directly against delinquent tenants, but may not sue to evict or otherwise dispossess such tenants. Any minimum or base rent collected by Purchaser after the Closing shall be applied first to current rent, next to delinquent rent owed Purchaser, and then to delinquent rent owed to Seller.

               5.4.3          Costs Relating to New Leases.

        Any tenant improvement costs, leasing commissions or other leasing costs paid or payable pursuant to any New Lease (as hereinafter defined) entered into after the expiration of the Due Diligence Period in accordance herewith shall be prorated over the term of such New Lease, with Seller being responsible for a portion of such costs and commissions based on the ratio of base rent payments payable to Seller through the Closing Date to the total base rent payable over the term of such New Lease.

               5.4.4          Security Deposits; Utility Deposits.

        Purchaser shall receive a credit at Closing in the amount of any unapplied cash security deposits under the Leases. In addition, Seller shall assign (to the extent assignable) and deliver to Purchaser at Closing any and all letters of credit and other instruments held by Seller as security deposits under Leases. Seller shall receive a credit at Closing in the amount of all refundable cash or other deposits posted with utility companies servicing the Property which are duly assigned to Purchaser at Closing provided such credits have been disclosed to Purchaser in writing at least five (5) business days prior to the Closing Date.

               5.4.5          Utilities.

        Water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any other payments to utility companies shall be prorated. If possible, utility prorations will be handled by final meter readings on the Closing Date. If final readings are not possible, or if any such charges are not separately metered, such charges will be prorated based on the most recent period for which costs are available.

               5.4.6          Service Contracts.

        Seller shall, at Seller's expense, terminate all Service Contracts at or prior to Closing.

               5.4.7          Fees Payable.

        Assignable license and permit fees, and similar fees and expenses of operation shall be prorated as of the Closing Date.

               5.4.8          Tenant Inducement Costs and Leasing Commissions.

        Purchaser shall be responsible for the payment of all Tenant Inducement Costs (as hereinafter defined) and leasing commissions specifically identified as Purchaser's obligation on Exhibit L attached hereto, including those set forth in any Lease existing as of the date hereof which, pursuant to such Lease, are not due and payable prior to the Closing. Seller shall be responsible for the payment of all of the following Tenant Inducement Costs and leasing commissions: (i) those specifically identified as Seller's obligation on Exhibit L; and (ii) those which are not described in the preceding sentence or are not otherwise provided for in accordance with Section 5.4.3 above. The term "Tenant Inducement Costs" herein shall mean any payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs (other than those accruing as a result of a buyout option executed by Purchaser after the Closing Date, which buyout costs shall be Purchaser's sole and exclusive responsibility), moving, design, refurbishment and club membership allowances, but specifically excluding legal fees or loss of income resulting from any free rental period (it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the Closing Date). If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to this Section, Seller shall be credited with an amount equal to such Tenant Inducement Costs and leasing commissions. If, as of the date of Closing, Seller shall not have paid any Tenant Inducement Costs or leasing commissions for which Seller is responsible to have paid prior to the date of Closing in accordance with the provisions of this Section, Purchaser shall be credited with an amount equal to such Tenant Inducement Costs and leasing commissions and Purchaser shall assume the obligation to pay the same. If any item of income or expense set forth in
Section 5.4 is subject to final adjustment after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available. Any amounts due from one party to the other as a result of such reproration shall be paid promptly in cash to the party entitled thereto. Seller and Purchaser hereby covenant and agree to make available to each other for review such records as are necessary to complete such reprorations. The provisions of this Section shall survive the Closing.

          5.5  Tenant Reimbursements.

        Tenants under the Leases are currently paying Seller certain amounts (referred to herein as "Tenant Reimbursements") based on Seller's estimates for real estate taxes and assessments, common area maintenance, operating expenses and similar expenses (collectively, "Tenant Reimbursable Expenses").

               5.5.1          For the Calendar Year of the Closing.

        At Closing, Seller shall be entitled to retain all Tenant Reimbursements collected as of Closing. After Closing, Seller shall determine Tenant Reimbursements paid to Seller by tenants and Tenant Reimbursable Expenses incurred by Seller for the calendar year in which the Closing occurs. If the amount of Tenant Reimbursements collected by Seller for such year is less than the amount of Tenant Reimbursable Expenses paid by Seller for such year (or less than the amount which Seller is entitled to recover under the terms of the Leases), then Purchaser shall promptly bill the tenant for the difference owed by tenant and on receipt, remit same to Seller. If the amount of Tenant Reimbursements collected by Seller for the calendar year in which the Closing occurs exceeds the amount of Tenant Reimbursable Expenses paid by Seller for such year (or greater than the amount which Seller is entitled to recover under the terms of the Leases), then Seller shall remit such excess amounts to Purchaser. Upon receipt of such excess amounts, Purchaser shall be thereafter obligated to promptly remit the applicable portion to the particular tenants entitled thereto, and Purchaser shall indemnify, defend and hold Seller, its constituent members or partners, its agents and its direct and indirect principals, and all of their respective directors, officers, employees and agents harmless from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys' fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser's failure to remit any such amounts to tenants in accordance with the provisions hereof.

               5.5.2          For Prior Calendar Years.

       Seller shall be responsible for the reconciliation with tenants of Tenant Reimbursements and Tenant Reimbursable Expenses for any calendar year prior to that in which the Closing occurs. If the amount of Tenant Reimbursements collected by Seller for such prior years is less than the amount of Tenant Reimbursable Expenses paid by Seller for such period (or less than the amount which Seller is entitled to recover under the terms of the Leases), then Seller shall be entitled to bill such tenants and retain any such amounts due from tenants, subject to the same remedies of Seller against tenants as are set forth in Section 5.4.2. If the amount of Tenant Reimbursements collected by Seller for such prior calendar year exceeds the amount of Tenant Reimbursable Expenses paid by Seller with respect to such period (or the amount which Seller is entitled to recover under the terms of the Leases), then, to the extent required under the terms of the Leases, Seller shall remit such excess amounts to the applicable tenants. In connection with the foregoing, Seller shall be permitted to make and retain copies of all Leases and all billings concerning Tenant Reimbursements for such prior years, and Purchaser covenants and agrees to provide Seller with reasonable access to the books and records pertaining to such Tenant Reimbursements, and to otherwise cooperate with Seller (at no cost to Purchaser) for the purpose of enabling Seller to adequately respond to any claim by tenants for reimbursement of Tenant Reimbursements previously paid by such tenants. The provisions of this Section shall survive the Closing.

          5.6  Reservation of Rights to Contest.

        Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right to meet with governmental officials and to contest any reassessment or assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date.

          5.7  Transaction Costs.

        Except as otherwise specifically set forth in this Agreement, Purchaser shall pay for all (i) title insurance premiums, costs and fees including, without limitation, fees for extended (ALTA) owner's title insurance coverage, title policy endorsements, and any lender's policy charges, and (ii) recording charges for Purchaser's financing documents, if any. Seller shall pay for all
(i) county and city transfer taxes and similar taxes or charges, (ii) costs to obtain the Updated Survey, and (iii) recording charges for the Deed. Seller and Purchaser shall each pay one-half (1/2) of Escrow Agent's fees. Seller and Purchaser shall be responsible for the fees of their respective attorneys. All other costs of closing shall be paid per custom in the jurisdiction where the Real Property is located, as determined by Escrow Agent.

     6.   CASUALTY LOSS AND CONDEMNATION.

        If, prior to Closing, the Property, or any part thereof shall be condemned or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event of a material loss (as hereinafter defined), either Seller or Purchaser shall have the option to terminate this Agreement by giving notice to the other party within fifteen (15) days of the other party's request that the option be exercised (but no later than the Closing). If the condemnation, destruction or damage does not result in a material loss, then Seller and Purchaser shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If the transaction contemplated by this Agreement is consummated, Purchaser shall be entitled to receive any condemnation proceeds or proceeds of insurance under all policies of insurance applicable to the destruction or damage of the Property and in the event of any damage or destruction Purchaser shall also receive a credit against the Purchase Price equal to the deductible amount under Seller's applicable insurance. In addition, Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss and other similar items. If either party elects to terminate this Agreement in accordance with this Section, the Earnest Money shall be returned to Purchaser, Seller shall not be liable to Purchaser for the Reimbursement or the Termination Fee (as hereinafter defined), and this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement except for obligations which expressly survive termination of this Agreement. For purposes of this Section, a "material loss" means condemnation, damage or destruction that is reasonably estimated to cost or be valued at (as the case may be) more than Five Hundred Thousand Dollars ($500,000.00).

     7.   BROKERAGE.

        Seller agrees to pay upon Closing (but not otherwise) a brokerage commission due to CB Richard Ellis for services rendered in connection with the sale and purchase of the Property. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

     8.   DEFAULT AND REMEDIES.

          8.1  Purchaser's Remedies.

        Notwithstanding anything to the contrary contained in this Agreement, if Closing does not occur due to a Seller default, then, as Purchaser's sole and exclusive remedy hereunder, the Earnest Money shall be returned to Purchaser, in which event this Agreement shall terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement; provided, however, that, if such Seller default shall occur prior to the commencement date of the first Additional Extension Period, Seller shall be obligated to pay Purchaser the Reimbursement. If, however, such Seller default shall occur on or after the commencement date of the first Additional Extension Period, Seller shall (in addition to any applicable Option Payment) be obligated to pay to Purchaser the Reimbursement plus the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Extension Period Reimbursement"). Purchaser and Seller acknowledge that it would be extremely impractical and difficult to ascertain the actual damages which would be suffered by Purchaser if Seller fails to consummate the purchase and sale contemplated herein as a result of Seller's default. Purchaser and Seller have considered carefully the damages, general and special, which Purchaser will sustain in the event of Seller's default but which Purchaser and Seller cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damages to Purchaser in such event would reasonably be expected to be equal to the amount of the Reimbursement or the Extension Period Reimbursement, as the case may be. Accordingly, if Seller fails to consummate the purchase of the Property in accordance with the terms of this Agreement, then Purchaser shall have the right to receive the Reimbursement or the Extension Period Reimbursement, as the case may be, as full and complete liquidated damages. IN NO EVENT SHALL PURCHASER BE ENTITLED TO THE REMEDY OF SPECIFIC PERFORMANCE NOR SHALL PURCHASER BE ENTITLED TO RECORD A LIS PENDENS AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER. AS A MATERIAL PART OF THE CONSIDERATION UNDER THIS AGREEMENT AND FOR THE LIQUIDATED DAMAGES PROVISION HEREINABOVE SET FORTH, PURCHASER HEREBY WAIVES AND RELINQUISHES ALL RIGHTS OF PURCHASER TO (A) BRING AN ACTION AGAINST SELLER TO QUIET TITLE TO THE PROPERTY, (B) BRING AN ACTION FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT AND/OR (C) RECORD A LIS PENDENS AGAINST THE PROPERTY UNDER SECTIONS 405 ET. SEQ. OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, OR ANY OTHER PROVISION OF LAW. PURCHASER FURTHER SPECIFICALLY ACKNOWLEDGES THAT IT SHALL NOT HAVE ANY REMEDY WHATSOEVER AGAINST SELLER FOR ANY DEFAULT BY SELLER UNDER THIS AGREEMENT UNLESS PURCHASER IS IN FULL COMPLIANCE WITH ALL THE TERMS AND CONDITIONS HEREOF.

     Seller: ___________      Purchaser: ___________

          8.2  Seller's Remedies.

        Purchaser and Seller acknowledge that it would be extremely impractical and difficult to ascertain the actual damages which would be suffered by Seller if Purchaser fails to consummate the purchase and sale contemplated herein for any reason other than Seller's default hereunder in any material respect or the failure of condition precedent to Purchaser's obligation to close hereunder. Purchaser and Seller have considered carefully the loss to Seller occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller's performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Seller cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller in such event would reasonably be expected to be equal to the amount of the Earnest Money. Accordingly, if Purchaser fails to consummate the purchase of the Property in accordance with the terms of this Agreement, then Seller shall have the right to retain the Earnest Money as full and complete liquidated damages. It is agreed that if Purchaser is required to have deposited the Additional Earnest Money pursuant to this Agreement but failed to do so, Seller's rights under this Section shall include a right to sue Purchaser for the Additional Earnest Money as part of the Earnest Money representing liquidated damages hereunder.

THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT (A) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE EARNEST MONEY IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT, AND (B) THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY
WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

     Seller: ___________      Purchaser: ___________

          8.3  Post-Closing Remedies.

        After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

     9.   CONDITIONS PRECEDENT.

          9.1  Due Diligence Period.

        Purchaser shall have until 5:00 p.m., Chicago time on the date that is thirty (30) days after the Effective Date (the "Due Diligence Period") within which to inspect the Property and satisfy itself as to all matters relating to the Property, including, but not limited to, environmental, engineering, structural, financial, title and survey matters. If Purchaser determines (in its sole discretion) that the Property is unsuitable for its purposes for any reason, then Purchaser may terminate this Agreement by written notice to Seller given at any time prior to the expiration of the Due Diligence Period. If Purchaser so terminates this Agreement, or fails to provide Escrow Holder with notice that it approves the Property, this Agreement shall terminate, the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination of this Agreement. Purchaser's right of inspection pursuant to this Section is and shall remain subject to the rights of tenants under the Leases and other occupants and users of the Property and Purchaser shall use reasonable efforts to minimize interference with tenants and Seller's operation of the property. No inspection shall be undertaken without forty-eight (48) hours' prior notice to Seller. Seller or Seller's representative shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller and Purchaser shall permit Seller to participate in any such contact. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. In the event that the "Phase I" Environmental report (if any) contains a recommendation for a Phase II environmental assessment (the "Phase II"), Purchaser shall promptly obtain a scope of work for the Phase II with a timetable for completion and submit it to Seller for approval. If within five (5) business days of Seller's receipt thereof Seller provides notice of its approval thereof, unless otherwise expressly set forth to the contrary in such notice, such approval shall be deemed to be Seller's approval of all testing required in such Phase II. If
Seller disapproves the Phase II or fails to give notice of approval thereof, such Phase II shall be deemed disapproved, this Agreement shall terminate, and the Earnest Money shall be returned to Purchaser. Upon the completion of any inspection or test, Purchaser shall restore the Property to its condition prior to such inspection or test. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its employees, tenants and agents harmless from and against any and all loss, cost, expense, liability, damage, cause of action or claim (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement, including, without limitation, its right of entry upon and inspection and testing of the Property as provided for in this Section, and such indemnity obligation shall survive the Closing and any termination of this Agreement. Prior to entering upon the Property for purposes of performing any inspection thereof, Purchaser shall provide Seller with evidence of commercial general liability insurance, including broad form contractual liability, from such company and in such amount as Seller may reasonably request, which policy shall name each of Seller and EOP Operating Limited Partnership as additional insureds.

          9.2  Document Delivery.

        Seller has delivered to Purchaser, or otherwise made available to Purchaser for Purchaser's review and approval, the following documents and materials to the extent in Seller's actual possession or control (excluding internal reports, appraisals, valuations and other proprietary and/or privileged communications or documents prepared by or for Seller): copies of all Leases and Service Contracts; annual financial statements, rent roll and general ledgers: real estate tax bills for the last two (2) full fiscal years of operation of the Property; monthly operating statements for the Property for the previous twelve (12) months; all final architectural drawings, final building plans and specifications, structural reviews and engineering, soils, seismic, geologic and architectural reports, studies and certificates relating to the Property; all written warranties, permits and certificates of occupancy relating to the Property; all pending claims filed against any casualty, liability or other insurance policies affecting the Property; insurance claims history for the Property; any loss control reports issued by any insurance companies which have insured the Property in the past five (5) years; and such other non-privileged or otherwise non-proprietary books, records and files of Seller relating to the Property as may be reasonably requested by Purchaser.

          9.3  Estoppel Certificates.

        As a condition to Purchaser's obligation to close hereunder, Purchaser shall have received estoppel certificates ("Estoppel Certificates"), dated within forty-five (45) days of the Closing Date, from each tenant occupying at least nine thousand (9,000) rentable square feet in the Improvements (each, a "Major Tenant"). The Estoppel Certificates shall be delivered to all tenants of the Property for execution and shall be in the form of Exhibit M attached hereto (the "Form Tenant Estoppel Certificate"). The Estoppel Certificates executed by tenants shall be in substantially the form of the Form Tenant Estoppel Certificate; provided, however, that an Estoppel Certificate executed by a tenant shall not be deemed an unacceptable Estoppel Certificate for purposes of this Section if it (a) does not contain the information requested in Item 8 on the Form Tenant Estoppel Certificate, (b) contains the qualification by the tenant of any statement as being to its knowledge or as being subject to any similar qualification, or (c) does not contain any more information than that which the tenant is required to give in any such certificate pursuant to its Lease. Seller shall deliver to Purchaser all Estoppel Certificates received from tenants of the Property. In the event Seller is unable to provide to Purchaser Estoppel Certificates for tenants occupying at least ninety percent (90%) of the rentable area of the Improvements actually leased as of the Closing (the "Required Percentage") on or before Closing, Seller shall execute and deliver to Purchaser certificates (individually, a "Seller Estoppel Certificate," and, collectively, the "Seller Estoppel Certificates"), substantially in the same form as the certificate attached hereto as Exhibit N (the "Form Seller Estoppel Certificate"), covering any tenant other than a Major Tenant necessary so that Purchaser shall receive, at Closing, an Estoppel Certificate or Seller Estoppel Certificate covering at least the Required Percentage. As to any Seller Estoppel Certificate, each statement therein shall survive for a period terminating on the earlier to occur of (i) the date on which Purchaser has received an executed Estoppel Certificate signed by the tenant under the Lease in question, or (ii) six (6) months from the Closing Date. If Purchaser receives an estoppel certificate which contains some but not all of the matters set forth in the Estoppel Certificate (a "Partial Certificate") and Seller provides a Seller Estoppel Certificate for such tenant, then the Seller Estoppel Certificate may omit matters contained in the Partial Certificate. In the event that Seller does not provide to Purchaser either
Estoppel Certificates for the Major Tenants, or Estoppel Certificates and/or Seller Estoppel Certificates for the Required Percentage, Purchaser may, by written notice to Seller given on the Closing Date, either (A) elect not to purchase the Property, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this
Agreement, or (B) elect to purchase the Property notwithstanding Seller's inability to provide the Required Estoppel Certificates, in which event Purchaser shall be deemed to have waived the condition contained in this Section. If Purchaser fails to deliver such written notice as described above, Purchaser shall be deemed to have elected item (A) above. If any Estoppel Certificate contains statements confirming any of Seller's representations or warranties set forth herein or in a Seller Estoppel Certificate, the Seller shall be deemed not to have made such representations or warranties as to such Lease. If any Estoppel Certificate or Seller Estoppel Certificate contains statements or allegations that a default or potential default exists on the part of Seller under the Lease in question or contains information inconsistent with any representations of Seller contained in this Agreement or in a Seller Estoppel Certificate and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such Estoppel Certificates and/or Seller Estoppel Certificates shall be deemed acceptable for purposes of this Section, notwithstanding the existence of such allegations, statements or information, and Seller shall have no liability to Purchaser hereunder with respect to the existence of such allegations, statements or information.

          9.4  Accuracy of Seller's Representations and Warranties.

        As a condition to the obligations of Purchaser to close hereunder, each of Seller's representations and warranties set forth in Section 10.1 below shall be materially true and correct as of the Closing, as modified by any Pre-Closing Disclosures (as hereinafter defined). Notwithstanding the foregoing, if Seller makes any material Pre-Closing Disclosure to Purchaser, Purchaser shall have the right to terminate this Agreement and receive the return of the Earnest Money by delivering written notice thereof to Seller on or before the earlier of the Closing, or the fifth (5th) business day after Purchaser receives written notice of such Pre-Closing Disclosure, in which event this Agreement shall terminate and be of no further force or effect, except as may expressly survive termination hereof. If Purchaser does not terminate this Agreement pursuant to its rights under this Section, then such representations and warranties shall be deemed modified to conform them to such Pre-Closing Disclosure.

          9.5  Title Insurance.

        As a condition to Purchaser's obligation to close hereunder, Title Insurer shall be prepared, subject only to the payment of the applicable premium, to issue to Purchaser an ALTA owner's policy of title insurance, in the amount of the Purchase Price and in Title Insurer's customary policy form for owner's extended coverage, insuring title to the Property vested in Purchaser, subject only to the Permitted Exceptions; provided, however, that Purchaser shall be obligated to satisfy all requirements for such issuance reasonably imposed by Title Insurer. In addition, Seller shall use commercially reasonable efforts to obtain certificates from (i) any property owners' or similar association covering the Property, and (ii) the parties to any reciprocal access, parking or similar easement affecting the Property, in form(s) reasonably required by Purchaser.

     10.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

          10.1 Seller's Representations and Warranties.

        Subject to Section 10.2 and Section 10.5 below, Seller hereby represents and warrants to Purchaser as to the following matters, as of the date of this
Agreement:

               10.1.1          Organization and Authority.

       Seller is duly organized and in good standing under the laws of the state of its organization. Seller has the power and authority under its organizational documents to sell, transfer, convey and deliver the Property to be sold and purchased hereunder, and all action and approvals required thereunder have been duly taken and obtained.

               10.1.2          No Conflict.

        The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Seller's organizational documents.

               10.1.3          Condemnation.

        Seller has not received from any governmental authority any written notice of any condemnation of the Property or any part thereof.

               10.1.4          Litigation.

        Except as set forth on Exhibit O attached hereto, Seller has not been served with any material litigation which is currently pending against Seller with respect to its ownership or operation of the Property.

               10.1.5          No Bankruptcy.

        Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

               10.1.6          Delivery of Written Materials.

        To Seller's Knowledge, (a) all Leases and Service Contracts which Seller has delivered or shall deliver to Purchaser pursuant this Agreement are and shall be complete copies of the same in Seller's possession in all material respects, and (b) the list of Service Contracts attached hereto as Exhibit C and the Rent Roll attached hereto as Exhibit P are true, correct and complete as of the Effective Date.

               10.1.7          Leasing Agreements.

       To Seller's knowledge, there are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amount for leasing activities with respect to the Property currently in force or effect except as set forth on Exhibit P attached hereto.

               10.1.8          Violations.

        To Seller's Knowledge, except as disclosed to Purchaser pursuant to the terms hereof, Seller has not received from any governmental authority written notice of any currently existing violation of any zoning, building, fire, environmental or health code or any other statute, ordinance, rule, regulation or order applicable to the Property, or any part thereof, that will not have been corrected prior to Closing.

               10.1.9         Leases.

  Except for the Leases, there are no leases, licenses or other agreements providing a party any right of occupancy of the Property which would become an obligation of Purchaser after the Closing Date. With respect to the Leases, to Seller's Knowledge, except as disclosed to Purchaser pursuant to the terms hereof, each Lease has been duly and validly executed and delivered by the parties thereto and is in full force and effect, and Seller has not received written notice of default by Seller under any Lease, and there is no default by a Tenant under a Lease.

               10.1.10              Environmental.

        To Seller's Knowledge, except as disclosed to Purchase pursuant to the terms hereof, (A) the Property is not in violation of any Environmental Law (as hereinafter defined), (B) no Hazardous Materials (as hereinafter defined) have been constructed, deposited, stored, or otherwise located on, under or in the Property in violation of any Environmental Law, and (C) no Hazardous Materials have migrated from other properties upon or beneath the Property. The term "Environmental Law" herein shall mean the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal, state or local laws governing the environment in effect on the date of this Agreement. The term "Hazardous Materials" herein shall mean any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

When used in this Agreement, the term "Seller's Knowledge" shall mean and be limited to the then current actual (and not constructive) knowledge of (i) Mathew Gworek, Senior Vice President - Real Estate Investments with primary responsibility for the disposition of the Property, and (ii) Mark Geisreiter,
Senior Vice President-San Francisco Region with primary operational responsibility for all real estate assets (including the Property) owned or controlled by EOP Operating Limited Partnership in the San Francisco Region, in each case at the times indicated only and without any express or implied duty of any such person to conduct an inquiry or investigation. The aforesaid parties are the employees of Seller having primary responsibility for the management and disposition of the Property.

          10.2 Representations Remade.

        As of Closing, Seller shall be deemed to remake and restate the representations set forth in Section 10.1, except that the representations shall be updated to reflect any fact, matter or circumstance which Seller becomes aware and notifies Purchaser of that would make any of Seller's representations or warranties contained herein untrue or incorrect (any such disclosure being referred to as a "Pre-Closing Disclosure").

          10.3 Covenants.

        Seller hereby covenants and agrees with Purchaser as to the following matters.

               10.3.1         New Leases.

        For purposes of this Agreement, any Lease entered into after the Effective Date and any modification, amendment, restatement or renewal of any existing Lease entered into after the Effective Date, shall be referred to as "New Lease(s)." Until the expiration of the Due Diligence Period, Seller may enter into any New Leases without Purchaser's consent, so long as Seller delivers a copy of any New Leases to Purchaser prior to the expiration of the Due Diligence Period. Following the expiration of the Due Diligence Period, Seller shall not enter into any New Lease (other than an amendment, restatement, modification or renewal of any existing Lease pursuant to a right granted the tenant under such existing Lease) without Purchaser's prior written consent, which will not be unreasonably withheld or delayed. If Purchaser does not respond in writing to Seller's request for approval or disapproval of a New Lease within five (5) business days after Purchaser's receipt of Seller's request, Purchaser shall be conclusively deemed to have not approved of such New Lease.

               10.3.2         Service Contracts.

        Between the Effective Date and the Closing Date, Seller shall not enter into any new Service Contracts, or cancel, materially modify or renew any existing Service Contracts, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, unless such Service Contracts are cancelable by Seller upon thirty (30) days' notice. If Purchaser fails to respond to Seller's request for consent with respect to any such action within five (5) business days after receipt of Seller's request, such consent shall be deemed denied. Seller shall deliver to vendors under Service Contracts, on or before the Closing Date, notices of termination of such Service Contracts terminating such Service Contracts in accordance with the terms thereof, at no cost to Purchaser.

               10.3.3         Operations.

        Between the date of this Agreement and the Closing Date, Seller shall operate the Property in the normal course of Seller's business and maintain the Property in the same condition as of the date of this Agreement, ordinary wear and tear excepted, subject to Section 6 above. Notwithstanding anything in the preceding sentence to the contrary, in no event shall Seller be required to make any capital repairs, replacements or improvements to the Property except as may be required by the Leases.

               10.3.4         Other Agreements.

       Between the Effective Date and the Closing Date and except as required by law or by any of the Permitted Exceptions or as otherwise permitted under this Agreement, Seller shall not become party to agreements granting an easement, right-of-way or license on, under or about the Property, and Seller shall not become party to any agreements granting easements, rights-of-way or licenses in favor of the Property or otherwise encumber, or grant interests in, the Property.

               10.3.5         Notices.

       Seller shall give prompt notice to Purchaser in the event Seller receives written notice (i) of the default of any party under a Lease; (ii) that a tenant at the Property has filed bankruptcy or otherwise sought protection under any insolvency laws; (iii) the violation of any law, ordinance or regulation relating to the Property; (iv) the cancellation or default pursuant to any policy of insurance relating to the Property; or (v) of the filing an action, claim or proceeding in any court or administrative agency against Seller which may affect the Property.

          10.4 Purchaser's Representations and Warranties.

       Subject to Section 10.5 below, Purchaser represents and warrants that:

               10.4.1         ERISA.

        Purchaser's rights under this Agreement, the assets it shall use to acquire the Property and, upon its acquisition by Purchaser, the Property itself, do not and shall not constitute plan assets within the meaning of 29 C.F.R. 2510.3-101, and Purchaser is not a "governmental plan" within the meaning of section 3(32) of the Employee Retirement Income Security Act of 1974, as amended, and the execution of this Agreement and the purchase of the Property by Purchaser is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

               10.4.2         Organization and Authority.

        Purchaser is duly organized and in good standing under the laws of the state of its organization. Purchaser has the power and authority under its organizational documents to perform its obligations hereunder, and all action and approvals required thereunder have been duly taken and obtained.

               10.4.3         No Conflict.

        The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Purchaser's organizational documents.

               10.4.4         No Bankruptcy.

        Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser's creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

          10.5 Survival.

       Purchaser's right to enforce the representations and warranties set forth in Section 10.1, subject to modifications thereto as a result of any Pre-Closing Disclosure, shall survive the Closing, but only as to claims of which Purchaser notifies Seller in writing within six (6) months after Closing (or such shorter period of time to the extent Purchaser receives an Estoppel Certificate which obviates any or all of Seller's representations and/or warranties with respect to any Lease in accordance with Section 9.3 above), and not otherwise. Seller's right to enforce the representations and warranties set forth in Section 10.4 shall survive the Closing, provided Subsections 10.4.2 and 10.4.3 shall only survive the Closing as to claims of which Seller notifies Purchaser in writing within six (6) months after Closing, and not otherwise.

     11.  LIMITATION OF LIABILITY.

       Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), (a) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed One Million Dollars ($1,000,000.00) and (b) no claim by Purchaser alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith) may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith), is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000.00) (the "Floor Amount"), in which event Seller's liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. No constituent partner or member in or agent of Seller, nor any advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent partner or member in Seller or an agent of Seller (including, but not limited to, EOP Operating Limited Partnership, Equity Office Properties Trust and Equity Office Properties Management Corp.) (collectively, "Seller's Affiliates") shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner or member in Seller, nor any obligation of any constituent partner or member in any entity owning an interest (directly or indirectly) in Seller to restore a negative capital account or to contribute capital to Seller (or any entity owning an interest, directly or indirectly, in any other constituent partner or member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other partner or member (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of such party's obligations to restore or contribute). The provisions of this Section shall survive the Closing and any termination of this Agreement.

     12.  MISCELLANEOUS.

          12.1 Entire Agreement.

        All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser acknowledges that it has inspected or will inspect the Property and that it accepts the same in its "as is" condition subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

          12.2 Assignment.

        Except in connection with a merger or a sale of substantially all of the assets of Purchaser, or as provided in Section 12.12 below, neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without Seller's consent; provided, however, that no such consent shall be required with respect to Purchaser's assignment to an entity wholly owned, directly or indirectly, by Purchaser; and provided further that upon any such assignment permitted hereunder, the Purchaser named herein shall remain liable to Seller for the performance of "Purchaser's" obligations hereunder. Seller may assign or otherwise transfer its interest under this Agreement. As used in this Agreement, the term "Seller" shall be deemed to include any assignee or other transferee of any Seller. Upon any such transfer by a Seller, such Seller shall not be relieved of any subsequently accruing liability under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

          12.3 Modifications.

        This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

          12.4 Time of Essence.

        Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

          12.5 Governing Law.

        This Agreement shall be governed and interpreted in accordance with the laws of the state in which the Property is located.

          12.6 Notices.

        All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, by facsimile transmission with confirmed receipt, or by overnight courier (such as Federal Express), addressed as follows below. All notices given in accordance with the terms hereof shall be deemed given when received or upon refusal of delivery.
Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 12.6.

          If to Seller:
          c/o EOP Operating Limited Partnership
          Two North Riverside Plaza, Suite 2200
          Chicago, Illinois  60606
          Attention:     Mathew T. Gworek
          Telephone:     312/466-3872
          Facsimile:     312/559-5070

          With a copy to:
          c/o EOP Operating Limited Partnership
          Two North Riverside Plaza, Suite 2100
          Chicago, Illinois  60606
          Attention:     Brooke Kenevan, Esq.
          Telephone:     312/466-3387
          Facsimile:     312/559-5028

          And to:
          Greene Radovsky Maloney & Share llp
          Four Embarcadero Center, Suite 4000
          San Francisco, California 94111-4106
          Attention:     Thomas L. Prestwich, Esq.
          Telephone:     415/981-1400
          Facsimile:     415/777-4961

          If to Purchaser:
          270 Lafayette Circle
          Lafayette, CA 94549
          Attention:     Stephen M. Silla
          Telephone:     925/283-8910
          Facsimile:     925/283-8480

          With a copy to:
          270 Lafayette Circle
          Lafayette, CA 94549
          Attention:     Rod Diehl
          Telephone:     925/283-8910
          Facsimile:     925/283-0896

          And to:
          270 Lafayette Circle
          Lafayette, CA 94549
          Attention:     Dennis Klimmek
          Telephone:     925/283-8910
          Facsimile:     925/283-8480

          If to Escrow Agent/Title Insurer:
          First American Title Insurance Company
          1850 Mt. Diablo Blvd., Suite 300
          Walnut Creek, CA  94596
          Attention:     Pam Nicolini
          Telephone:     925/927-2173
          Facsimile:     925/927-2180

          12.7 "AS IS" SALE.

        ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER'S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES, SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 10.1 ABOVE, TO TAKE THE PROPERTY "AS-IS," "WHERE-IS," AND "WITH ALL FAULTS AND CONDITIONS THEREON." ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (COLLECTIVELY, THE "DISCLOSURES") PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER OR ANY OF SELLER'S AFFILIATES CONCERNING THE CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES OF SELLER. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 10.1 ABOVE, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND, EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER. PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR SELLER'S AFFILIATES BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY, OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING AND ANY TERMINATION OF THIS AGREEMENT.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S AFFILIATES) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S AFFILIATES) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY EXCEPT TO THE EXTENT OF A BREACH OF A SELLER WARRANTY EXPRESSLY CONTAINED IN THIS AGREEMENT.

          PURCHASER EXPRESSLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE
     SECTION 1542, AS AMENDED OR MODIFIED, WHICH PROVIDES THAT:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

PURCHASER HEREBY SPECIFICALLY ACKNOWLEDGES THAT PURCHASER HAS CAREFULLY REVIEWED THIS SUBSECTION, AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL, IS FULLY AWARE OF ITS CONSEQUENCES, AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT; PROVIDED, HOWEVER, SUCH RELEASE, WAIVER OR DISCHARGE SHALL NOT APPLY AND SHALL BE OF NO FORCE OR EFFECT FOR ANY CLAIMS ARISING OUT OF SELLER'S FRAUD.

          _______________          _______________
          Seller's initials        Purchaser's initials

          12.8 Trial by Jury.

        In any lawsuit or other proceeding initiated by Purchaser under or with respect to this Agreement, Purchaser waives any right it may have to trial by jury. In addition, Purchaser waives any right to seek rescission of the transaction provided for in this Agreement.

          12.9 Confidentiality.

        Except as may be required by law, without the prior written consent of Seller, and unless the Closing occurs, Purchaser shall not disclose to any third party the existence of this Agreement or any term or condition thereof or the results of any inspections or studies undertaken in connection herewith or make any public pronouncements, issue any press releases or otherwise furnish the Information (hereinafter defined) or any information regarding this Agreement, or the transactions contemplated hereby to any third party; provided, however, that the foregoing shall not be construed to prevent Purchaser from making (without the consent of, but upon notice to, the other party) any disclosure required by any applicable law or regulation or judicial process. For purposes hereof, "Information" shall mean and shall be deemed to include, without limitation, the following written or oral information provided by or on behalf of Seller to Purchaser, its agents, employees, representatives, consultants or lenders (collectively, "Purchaser's Representatives") either prior to or following the Effective Date: (a) all documentation and/or information described in or relating to Section 1 of this Agreement, including, without limitation, Leases, Tangible Personal Property, Service Contracts, and licenses, permits, blueprints, plans, specifications, maps or drawings and all other information regarding the operation, ownership, maintenance, management, or occupancy of the Property; (b) the Survey; and (c) any reports, tests, or studies (together with the results of such studies and tests obtained or provided by, or on behalf of, Seller).

     Notwithstanding the foregoing, Seller's delivery and Purchaser's use of the Information are subject to the following terms: Purchaser shall (i) accept and hold all Information in strict confidence in accordance with the terms of this Agreement; (ii) not copy, reproduce, distribute or disclose the Information to any third party other than Purchaser's Representatives, except as permitted in the preceding paragraph; (iii) not use the Information for any purpose other than in connection with the transactions contemplated hereunder; and (iv) not use the Information in any manner detrimental to Seller or the Property. Purchaser agrees to transmit the Information only to those Purchaser's Representatives who are actively and directly participating in the evaluation of the acquisition of the Property, who are informed of and who have agreed to comply with the terms of this Section 12.9 of this Agreement and who are instructed not to make use of the Information in a manner inconsistent herewith. Purchaser shall be responsible for any breach of the terms of this Agreement by Purchaser' Representatives or any other person to whom the Information is communicated. Purchaser agrees to indemnify, defend and hold Seller, its members, officers, directors, shareholders, partners, employees, beneficiaries, trustees, agents and representatives harmless against all losses, claims, suits, damages and liabilities resulting from Purchaser's breach of this Section 12.9, as well as any breach thereof by Purchaser's Representatives, which indemnification shall survive the Closing or termination of this Agreement.

          12.10     Reports.

        If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's written request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

          12.11     Reporting Person.

        Seller and Purchaser hereby designate Escrow Agent to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause Escrow Agent to execute at Closing, a Designation Agreement, designating Escrow Agent as the reporting person with respect to the transaction contemplated by this Agreement.

          12.12     Section 1031 Exchange.

        Either party may structure the disposition or acquisition of the Property, as the case may be, as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party's sole cost and expense. The other party shall reasonably cooperate therein, provided that such other party shall incur no material costs, expenses or liabilities in connection with the exchanging party's exchange. If either party uses a qualified intermediary to effectuate an exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other party. The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party's exchange, and the indemnified party shall not be required to take title to or contract for the purchase of any other property. The provisions of this Section 12.12 shall survive the Closing.

          12.13     Press Releases.

        Notwithstanding anything to the contrary contained herein, upon the Closing either party may issue a press release disclosing the sale of the Property in substantially the form of the proposed press release attached hereto as Exhibit R or containing such information contained herein, but otherwise the parties hereto shall not issue any press releases with respect to the transactions contemplated hereby or consummated in accordance with the terms hereof except upon the mutual agreement of the parties as to the form and content of such press release (with consent not to be unreasonably withheld or delayed by either party). Notwithstanding the foregoing, Seller may make such disclosures as are usual and customary for Seller in the conduct of Seller's business or are required of Seller by any governmental or quasi-governmental entity.

          12.14     Counterparts.

        This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

          12.15     Construction.

       This Agreement shall not be construed more strictly against Seller merely by virtue of the fact that the same has been prepared by Seller or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement.

          12.16     Attorneys' Fees.

        In the event of litigation between the parties with respect to this Agreement or the transaction contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party all of its costs of enforcement and litigation, including, but not limited to, its reasonable attorneys' and paralegal fees, witness fees, court reporters' fees and other costs of suit.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

SELLER:                  EOP - INDUSTRIAL PORTFOLIO, L.L.C.,
                         a Delaware limited liability company

                         By:       EOP     Operating     Limited
                         Partnership,
                              a Delaware limited partnership
                         Its: Sole Member

                              By:    Equity   Office  Properties
                              Trust,
                                   a    Maryland   real   estate
                              investment trust
                              Its: General Partner

                                   By:     _/s/    Matthew    T.
                                   Gworek_______
                                   Name:         _Matthew     T.
                                   Gworek________
                                   Title:       _Senior     Vice
                                   President_______


PURCHASER:               BEDFORD PROPERTY INVESTORS, INC.,
                         a Maryland corporation


                         By:  __/s/ Stephen M. Silla_________
                         Name:     Stephen M. Silla
                         Title:    Senior Vice President

JOINDER

     The undersigned hereby agrees that it shall be jointly and severally liable with Seller for the performance of Seller's obligations under Section 11 of the foregoing Agreement.

                         EOP OPERATING LIMITED PARTNERSHIP,
                         A Delaware limited partnership

                            By:   Equity Office Properties Trust,
                                  A Maryland real estate investment trust
                            Its:  General Partner
                                  By:    /s/ Brooke Kenevan
                                  Name:  Brooke Kenevan
                                  Title: Vice President - Legal